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                                   EXHIBIT 99
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DALLAS, Texas, April 21, 1997



TOREADOR ROYALTY ANNOUNCES RESIGNATION OF PETER R. VIG AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER; TO REMAIN A DIRECTOR. BOARD AUTHORIZES THE REPURCHASE OF UP TO 300,000 SHARES.


DALLAS, TEXAS, APRIL 21, 1997 - TOREADOR ROYALTY CORPORATION (NASDAQ - NMS:TRGL) Toreador Royalty announced today that Peter R. Vig had resigned as Chairman and Chief Executive Officer, but will remain a Toreador Director. Mr. Vig will become a Managing Director of Tiger Management L.L.C., a large investment management firm located in New York City with additional offices in London and Tokyo.

Mr. Donald E. August has resigned as director.

John Mark McLaughlin, a Toreador director, was named Chairman of the Board and President. Exploration and production operations will report to Jack L.Woods, also a Toreador director. Mr. Woods is formerly Vice President Exploration-Gulf Coast, Celeron Oil and Gas; Senior Vice President Exploration, General American Oil; and prior thereto had over 20 years with Texaco Inc. in various exploration assignments.

Mr. McLaughlin said "We are grateful to Peter Vig for his contribution here and we are pleased that he will continue as a director. Toreador currently has more 3-D seismic projects on its mineral acreage than at any time in its history. Assuming successful results from these surveys, the second half of this year should be a very active drilling period for the company."

The board also announced the authorization of a 300,000 share repurchase plan. This is the third repurchase plan, the first and second having been a for a total of 100,000 and 150,000 shares, respectively. Purchases will be made in the open market or through privately negotiated transactions from time to time and depending on market conditions.

Except for historical information contained herein, the matters set forth in this new release are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are dependent on certain risks and uncertainties inherent in petroleum exploration, development and production, including, but not limited to, the risk that no commercially productive oil and gas reservoirs will be encountered; inconclusive results from 3-D seismic projects; delays or cancellation of drilling operations as a result of a variety of factors; volatility of oil and gas prices due to economic and other conditions; intense competition in the oil and gas industry; operational risks (e.g., fires, explosions, blowouts, catering and loss of production); insurance
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coverage limitations and requirements; and potential liability imposed by intense governmental regulation of oil and gas production; all of which are beyond the control of the Company.

Toreador owns in excess of 530,000 net mineral acres located primarily in the Texas Panhandle and West Texas. In addition, the company owns working or royalty interests in Texas, New Mexico, Oklahoma, Arkansas and Louisiana.


Contact:                  Peter R. Vig
                          214/369-0080